Exhibit No. 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of BioVie Inc. on Form S-8 to be filed on or about October 4, 2021 of our report dated August 30, 2021, on our audits of the financial statements as of June 30, 2021 and 2020 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed August 30, 2021. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

EISNERAMPER LLP

Iselin, New Jersey

October 4, 2021